Exhibit 99.1

Design within Reach, Inc. Reports Third Quarter 2007 Results

First Profitable Quarter in Two Years

SAN FRANCISCO—(BUSINESS WIRE)—Nov. 8, 2007—Design Within Reach, Inc. (NASDAQ:DWRI) today announced financial results for the third quarter and nine months ended September 29, 2007.

Third Quarter Results:

•

Product sales for the third quarter of 2007 increased 13.1% to $45.8 million, compared to $40.5 million recorded in the third quarter of 2006, primarily driven by studio sales. Net sales, which are comprised of product and shipping revenue, increased 11.6% to $49.0 million in the third quarter of 2007 from $43.9 million in the same period last year.

•	Gross profit margin improved to 44.5% in the third quarter of 2007, compared to 42.6% in the same period last year.

•

Product margin, which the Company defines as product gross profit divided by net product sales, was 47.9% for the third quarter of 2007, or relatively flat year-over-year. For more information regarding the calculation of product margin, please see the discussion under the heading “Non-GAAP Financial Information” below.

•

Selling, general and administrative expenses decreased to 43.5% as a percentage of net sales in the third quarter of 2007 from 47.6% as a percentage of net sales in the same period in 2006. In absolute dollars, SG&A increased $0.4 million to $21.3 million in the third quarter of 2007 from $20.9 million in the same period last year.

•

Income before income tax benefit was $2.3 million, compared to a loss before income tax benefit of $2.1 million in the same period last year. Net income for the third quarter of 2007 was $2.4 million, or $0.17 per diluted share, compared to a net loss of $1.2 million, or $(0.09) per diluted share, in the third quarter of 2006. An income tax benefit resulting from a discrete item of $0.1 million was recorded in the quarter ended September 29, 2007, compared to an income tax benefit of approximately $0.9 million in the same period last year. Results for the third quarter of 2007 include a $2.2 million gain, or $0.15 per diluted share, as a result of the early termination of a studio lease per an agreement between Design Within Reach and the landlord.

“We are pleased to announce that the third quarter marked a return to profitability for Design Within Reach, and that our continued efforts to improve margins and manage expenses have begun to show a positive return,” said Ray Brunner, Chief Executive Officer. “In a quarter characterized by challenging industry trends, our strong sales performance validates the market demand for well designed products. To further meet this demand and broaden our core audience, we recently launched a very exciting gift assortment that emphasizes smartly designed tools for living at attractive price points. We are cautiously optimistic about 2008 and remain committed to margin and expense control and developing growth strategies that will deliver measurable financial returns.”

Net sales by distribution channel were as follows:

•

Studio sales were $31.9 million in the third quarter of 2007, up approximately 16% from the same period last year. Design Within Reach operated 65 studios and the DWR Annex, an outlet for returned and discontinued merchandise in Secaucus, New Jersey, at the end of the third quarter of 2007, compared to 62 studios and the outlet open at the end of the third quarter of 2006. Incremental sales from the three additional studios open from July 2006 through September 2007 amounted to $0.8 million.

•

Direct sales (including phone sales and sales through the Design Within Reach website) were approximately $11.8 million in the third quarter of 2007, a decrease of approximately 3% from $12.2 million in the third quarter of 2006.

As of September 29, 2007, Design Within Reach had approximately $5.6 million in cash and cash equivalents and $7.5 million available for advances under its revolving credit facility. The Company believes that its cash and cash equivalents together with availability under its credit facility will provide sufficient working capital to fund operations and anticipated capital expenditures for at least the next 12 months.

Guidance

Design Within Reach is maintaining its 2007 guidance of approximately $190 million in sales and breakeven earnings for fiscal year 2007. The Company is also introducing 2008 sales guidance of approximately $200 million and diluted earnings per share guidance of $0.03-$0.05.

Conference Call

Design Within Reach, Inc. will host a conference call today, November 8, 2007 at 1:30 p.m. Pacific (4:30 p.m. Eastern) with Ray Brunner, President and Chief Executive Officer, and John Hellmann, Chief Financial Officer. To access the conference call, participants in North America should dial (888) 778-9060 and international participants should dial (913) 312-0687. Participants are encouraged to dial in to the conference call five to ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.dwr.com. The webcast will also be archived online within one hour of the completion of the conference call and available at www.dwr.com.

Non-GAAP Financial Information

This press release presents Product Margin, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. The Company believes Product Margin is a useful financial measure as it removes the impact of shipping revenues and expenses from gross margin. Management believes shipping operations do not reflect the core operations of Design Within Reach’s business and do not represent a profit center as shipping margins are expected to trend to zero. For a reconciliation of Product Margin to the most comparable GAAP measure, see the following Reconciliation of GAAP Gross Margin to Product Margin.

Amount in thousands	Thirteen Weeks Ended Sept. 29, 2007	Thirteen Weeks Ended Sept. 30, 2006	Thirty-Nine Weeks Ended Sept. 29, 2007	Thirty-Nine Weeks Ended Sept. 30, 2006
Product Sales	$45,767	$40,450	$132,876	$116,642
License Royalty Fee	2	—	11	—
Shipping Revenue	3,257	3,497	9,055	11,235

Net Sales	$49,026	$43,947	$141,942	$127,877
Product Gross Margin	$21,900	$19,411	$62,853	$55,191
Product Margin %	47.9%	48.0%	47.3%	47.3%
License Gross Margin	2	—	8	—
License Margin %	100.0%	—	72.7%	—
Shipping Gross Margin	(97)	(701)	(993)	(805)
Shipping Margin %	(3.0)%	(20.0)%	(11.0)%	(7.2)%
Total Gross Margin	$21,805	$18,710	$61,868	$54,386
Total Gross Margin	%44.5%	42.6%	43.6%	42.5%

About Design Within Reach, Inc.

Design Within Reach, Inc., founded in 1998 and headquartered in San Francisco, is an integrated multi-channel provider of distinctive modern design furnishings and accessories. The Company markets and sells its products to both residential and commercial customers nationwide through the DWR catalog, online at www.dwr.com and at over 65 studios across the U.S.

“Design Within Reach” is a registered trademark of Design Within Reach, Inc.

This press release includes forward-looking statements, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Design Within Reach’s markets and the demand for its products. Factors that could cause Design Within Reach’s actual results to differ materially from these forward-looking statements including the following: we recently revised our corporate strategy and the reduction in planned growth may adversely affect our gross margins, and our net sales may not increase as rapidly as planned or at all; if we fail to offer merchandise that our customers find attractive, the demand for our products may be limited; the expansion of our studio operations could result in increased expenses with no guarantee of increased revenues; we do not have long-term vendor contracts and as a result we may not have continued or exclusive access to products that we sell; our business depends, in part, on factors affecting consumer spending that are not within our control; our business will be harmed if we are unable to implement our growth strategy successfully; if we are unable to market, advertise and sell our products effectively through the Design Within Reach catalog and website, our operating results will be adversely affected; we have made and will continue to make certain systems changes that might disrupt our supply chain operations and delay financial results; if we do not manage our inventory levels successfully, our operating results will be adversely affected; we depend on domestic and foreign vendors, some of which are our competitors, for timely and effective sourcing of our merchandise; declines in the value of the U.S. dollar relative to foreign currencies could adversely affect our operating results; and we face intense competition and if we are unable to compete effectively, we may not be able to achieve and maintain profitability. Please refer to our reports and filings with the Securities and Exchange Commission, including our latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Design Within Reach, Inc.

Condensed Statements of Operations

(Unaudited)

(amounts in thousands, except per share data)

	Thirteen weeks ended		Thirty-nine weeks ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Net sales	$49,026	$43,947	$141,942	$127,877
Cost of sales	27,221	25,237	80,074	73,491

Gross margin	21,805	18,710	61,868	54,386
Selling, general and administrative expenses	21,301	20,860	65,783	64,629

Income (loss) from operations	504	(2,150)	(3,915)	(10,243)
Other income (expenses), net	1,825	3	1,864	108

Income (loss) before income tax benefit	2,329	(2,147)	(2,051)	(10,135)
Income tax benefit	(104)	(901)	(104)	(3,837)

Net income (loss)	$2,433	$(1,246)	$(1,947)	$(6,298)

Net loss per share:
Basic	$0.17	$(0.09)	$(0.13)	$(0.44)
Diluted	$0.17	$(0.09)	$(0.13)	$(0.44)
Weighted average shares used in calculation of net income (loss) per share:
Basic	14,433	14,379	14,424	14,318
Diluted	14,567	14,379	14,424	14,318

Design Within Reach, Inc.

Condensed Balance Sheets

(Unaudited)

(amounts in thousands)

	September 29, 2007	September 30, 2006
ASSETS
Current assets
Cash and cash equivalents	$5,558	$6,212
Inventory	44,224	36,511
Accounts receivable	2,851	2,561
Income taxes receivable	—	2,661
Prepaid catalog costs	1,111	1,026
Deferred income taxes	2,078	2,393
Other current assets	2,085	4,855

Total current assets	57,907	56,219
Property and equipment, net	23,633	25,749
Deferred income taxes, net	8,083	6,593
Other non-current assets	992	1,040

Total assets	$90,615	$89,601

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$12,518	$19,437
Accrued expenses	5,008	5,081
Accrued compensation	2,089	1,702
Deferred revenue	3,171	3,285
Customer deposits and other liabilities	2,675	2,321
Borrowings under loan agreements	11,200	2,102
Notes payable discounted, current portion	323	361
Capital lease obligation, current portion	—	43

Total current liabilities	36,984	34,332
Deferred rent and lease incentives	5,795	5,418
Notes payable discounted, net of current portion	320	692

Total liabilities	43,099	40,442
Stockholders’ equity	47,516	49,159

Total liabilities and stockholders’equity	$90,615	$89,601

CONTACT: Design Within Reach, Inc.

John D. Hellmann, 415-676-6500

jhellmann@dwr.com

or

Investor Relations:

ICR, Inc.

Andrew Greenebaum/Christine Lumpkins

310-954-1100

agreenebaum@icr-online.com;clumpkins@icr-online.com

SOURCE: Design Within Reach, Inc.